Exhibit 99

Contact:	Dean Andrews
Tel: +1 212 302 5055
Paul White
Orient-Express Hotels Ltd
Tel: +44 20 7921 4038

ORIENT-EXPRESS HOTELS TO ACQUIRE PANSEA HOTELS GROUP IMMEDIATELY,
3 YEARS EARLY. MAJOR EXPANSION OF BUSINESS IN SOUTH EAST ASIA
PLANNED.

Hamilton, Bermuda, July 6, 2006. Orient-Express Hotels Ltd., (NYSE: OEH, www.orient-express.com), announced today a major expansion of its business in South East Asia with the acquisition of the Pansea hotels group for approximately $25 million. The transaction will be completed within the next 4 weeks, in advance of the high season which starts in August.

On May 25, 2006 the company announced its acquisition of the 50% of the Napasai property in Koh Samui, Thailand, not owned by Pansea. Acquisition of the entire Pansea company (actually a Hong Kong company called HOSIA which owns the Pansea business) will result in considerable tax savings in HOSIA in connection with the Napasai transaction.

In 2004 Orient-Express Hotels provided a convertible loan to HOSIA which was expected to convert into approximately 25% of HOSIA’s equity. At the same time it entered into put/call arrangements which were expected to be exercised in 2009, resulting in Orient-Express Hotels buying the remaining 75% of HOSIA’s equity at eight times 2008 EBITDA. The company believes that the $25 million purchase price is slightly less than ten times annualized EBITDA projected for the remainder of 2006. Also, earnings from the two Bali properties have been depressed due to the most recent bombing on the island and the Ubud Hanging Gardens property being in its buildup phase, having only opened in July, 2005.

Pansea’s six properties are all unique. In the ancient capital of Laos, Luang Prabang, La Résidence Phou Vao is considered the leading hotel in the area. In Yangon (Rangoon), Myanmar (Burma) the Governor’s Residence, set in beautiful gardens in the Embassy District, is the best performing hotel in this city and links with the company’s Road to Mandalay river cruise ship which operates between Mandalay and Pagan. The Napasai property in Koh Samui is a nearly new hotel, opened in February, 2004, and is the most luxurious hotel on the island, enjoying rapid growth, and has significant potential for residential development. In Siem Reap, Cambodia, La Résidence d’Angkor, designed entirely in Khmer style and set in lovely gardens close to the famous Angkor Wat and surrounding temples, is the leading boutique property in the area. In Bali, Jimbaran Puri has the finest beachfront on the island while Ubud Hanging Gardens clings to the side of the famous Ubud Gorge. Ubud is the cultural center of the island. In total, inclusive of Napasai, 271 rooms are being acquired at an approximate cost of $140,000 each.

The six Pansea properties plus the Eastern & Oriental tourist train which operates between Singapore and Bangkok, and the Road to Mandalay cruise ship in Myanmar, give Orient-Express Hotels a meaningful presence in South East Asia and a platform on which to expand. When it appeared that HOSIA was unlikely to add additional properties before 2009 (although there is considerable scope for growth of the existing six hotels) and its owners signalled a willingness to sell earlier, Orient-Express Hotels decided to seize this opportunity to accelerate its expansion plans for South East Asia. Orient-Express Hotels intends to retain the excellent management team of Pansea both at the head office in Bangkok and at the six hotels and expects to use their skills to fuel the expansion in South East Asia. In due course the company will be considering additional properties in Singapore, Hong Kong, Vietnam and China.

Mr. James B. Sherwood, Chairman, said that he had negotiated in 2003 the original transaction with Stanislas Rollin and Robert Molinari, the owners of HOSIA, after having been extremely impressed with the very special architecture, settings and high standards of cuisine which have been hallmarks of Pansea. The partnership arrangement worked smoothly and he thanked Messrs. Rollin and Molinari for making it so, adding that he hoped the company would be able to cooperate with them in other hotel projects in the future.

Mr. Simon M.C. Sherwood, President, said that he was confident the Pansea acquisition would be a launchpad for the company in South East Asia, allowing it to move forward much more rapidly than if it had waited until 2009. He indicated that investment in the existing properties would be the first step.

Descriptions of the Pansea properties including photographs are attached.

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Management believes that EBITDA (net earnings adjusted for interest expense, foreign currency, tax, depreciation and amortization) is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under U.S. generally accepted accounting principles for purposes of evaluating operating performance.

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding purchase and expansion plans, future profitability and similar matters that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, realization of hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed acquisitions and capital expenditures, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertainty of recovering on insurance claims for property damage and lost earnings, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company with the U.S. Securities and Exchange Commission.

ENDS